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Exhibit 4.4

Translation for information purpose only

CREDIT AGRICOLE INDOSUEZ

Financing Management
Financing Projects Department

To EURO DISNEY SCA
BP 100
77777 MARNE LA VALLEE

For the attention of Mr SPEED

October 31, 2003

Re: Waiver request

Dear Sirs,

        As Agent of the Phase IB Banks and Partners, we are pleased, to inform you that the Majority of the Banks part of the amended FRF 2,9 billion Credit Agreement dated March 25, 1991 and the Majority of the Lenders part of the amended FRF 800 billion Advances Agreement dated March 25, 1991 have decided to approve your waiver request dated October 17, 2003.

Yours faithfully,

Xavier Monteau                                                                                                                                                   David Rigaud

Copy:
BNP Paribas (Martine Aubert and Olivier Jean)
Caisse des Dépôts et Consignations (Catherine Le Corre and Claudie Tanguy)
Slaughter and May (Peter Deckers and Sophie Nicolas)

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  Exhibit 4.4